FOR IMMEDIATE RELEASE
February 23, 2005


RSV BANCORP, INC.                               FOR FURTHER INFORMATION CONTACT:
2000 Mt. Troy Road                              Mr. Gerard R. Kunic
Pittsburgh, Pennsylvania 15212                  President
                                                (412) 322-6107


                                RSV BANCORP, INC.
             Announces Earnings for Quarter Ended December 31, 2004

         February 23, 2005 -- RSV Bancorp, Inc. (OTC Bulletin Board: RSVI), the parent holding company of Mt. Troy Bank, Pittsburgh, Pennsylvania, today announced that for the quarter ended December 31, 2004, it recorded net income of $118,000, as compared to net income of $199,000 for the three months ended December 31, 2003. Earnings per share, diluted, were $0.22 compared to $0.29 for the three months ended December 31, 2004 and 2003, respectively.

         The net interest rate spread decreased to 2.50% for the three month period ended December 31, 2004 from 2.89% for the three month period ended December 31, 2003. The average balance of interest-earning assets increased $4.8 million or 6.7%, while the average rate earned thereon decreased 35 basis points. The average balance of interest-bearing liabilities increased by $6.8 million or 13.4%, while the average rate paid thereon increased 4 basis points. Gains on sales of securities were $52,000 for the 2004 period, as compared to $27,000 for the 2003 period.

         Total assets of the Company were $76.7 million and stockholders' equity was $9,933,578, or $17.49 per share, at December 31, 2004, as compared to assets of $72.0 million and stockholders' equity of $12,327,163, or $17.31 per share, at December 31, 2003. The decrease in stockholders' equity was primarily due to repurchases of the Company's common stock as part of the Modified Dutch Auction conducted during the quarter.

         Mt. Troy Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the McIntyre Square shopping center in McCandless, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVI."